Pursuant to a Board approved vote on September 21, 2006, Fidelity Select Portfolios commenced new classes of shares, Advisor Consumer Staples Fund, Advisor Gold Fund, Advisor Materials Fund, and Advisor Telecommunications Fund (Class A, Class T, Class B, Class C, and Institutional Class) on December 12, 2006.